Exhibit 99.1

Capitala Finance Corp. Reports Fourth Quarter and Full Year 2013 Results

CHARLOTTE, N.C., March 11, 2014 – Capitala Finance Corp. (NASDAQ: CPTA) (the “Company”) today announced its financial results for fourth quarter and full year ended December 31, 2013.

Fourth Quarter Highlights

•	Total investment portfolio as of December 31, 2013 at fair value: $364.7 million
•	Originated $35.1 million of investments during the quarter in 2 new and 4 existing portfolio companies, exited one portfolio company totaling $2.0 million, for net deployments of $33.1 million
•	Total net assets as of December 31, 2013: $268.7 million
•	Total investment income of $12.1 million
•	Net investment income of $6.1 million, or $0.47 per common share
•	Net increase in net assets resulting from operations of $6.8 million, or $0.52 per share
•	Paid quarterly dividend of $0.47 per share on December 30, 2013

Full Year Highlights

•	Successfully completed IPO on September 30, 2013, netting $74 million
•	Total investment income of $35.4 million, or $2.73 per share
•	Net increase in net assets resulting from operations of $28.9 million, or $2.22 per share
•	Originated $110.9 million of investments
•	Weighted average yield on debt investments as of December 31, 2013 was 13.7%

Management Commentary

In describing the Company’s fourth quarter activities, Joseph B. Alala, III, President and Chief Executive Officer, stated, “My team and I are pleased to report solid fourth quarter results, which is our second reporting quarter following our IPO on September 30, 2013. Our fourth quarter 2013 net investment income of $0.47 per share covers our $0.47 per share dividend, which was paid on December 30, 2013. We are very pleased that the first two quarters following the IPO that we have covered our stated dividend from actual earnings. My team and I are committed to further enhancing our operations and we hired several senior and talented partners during the fourth quarter of 2013. Moreover, we continue to actively seek additional talented professionals to add to our team, notwithstanding our management fee waiver on the IPO proceeds until such proceeds are invested. As part of the IPO process, the manager further aligned its interests with the public shareholders by agreeing to a reduction in its base management fee to 1.75% from a higher rate previously charged on private funds, and the manager bearing 100% of the IPO underwriting discounts and commissions through a reduction in the number of shares of the Company that management received for its interest in the legacy funds. We are excited to have experienced two solid reporting quarters as a publicly traded specialty finance corp. and we expect to continue to build on our 15 year track record and will seek to provide our shareholders with an attractive risk-adjusted return.”

Formation Transactions

The Company was formed for the purpose of (i) acquiring, through a series of transactions, an investment portfolio from the following entities: CapitalSouth Partners Fund I Limited Partnership (“Fund I”); CapitalSouth Partners Fund II Limited Partnership (“Fund II”); CapitalSouth Partners Fund III, L.P. (“Fund III Parent”); CapitalSouth Partners SBIC Fund III, L.P. (“Fund III”) and CapitalSouth Partners Florida Sidecar Fund I, L.P. (“Florida Sidecar” and, collectively with Fund I, Fund II, Fund III and Fund III Parent, the “Legacy Funds”); (ii) raising capital in the IPO and (iii) continuing and expanding the business of the Legacy Funds by making additional debt and equity investments in smaller and lower middle market companies.

On September 24, 2013, the Company acquired 100% of the limited partnership interests in Fund II, Fund III and Florida Sidecar and each of their respective general partners, as well as certain assets from Fund I and Fund III Parent, in exchange for an aggregate of 8,974,420 shares of the Company’s common stock (the “Formation Transactions”). Fund II, Fund III and Florida Sidecar became the Fund’s wholly-owned subsidiaries. Fund II and Fund III retained their SBIC licenses, continue to hold their existing investments and continue to make new investments. The Formation Transactions related to Fund II, Fund III, and the Florida Sidecar constitute an exchange of shares between entities under common control and will be accounted for in accordance with ASC 805, Business Combinations. As such, the Company’s results of operations for the three and twelve month periods ended December 31, 2013 are presented as if the aforementioned transactions had occurred as of January 1, 2013. In addition, the results of the Company’s operations for the three and twelve month periods ended December 31, 2012 and the Company’s financial position as of December 31, 2012 have been presented on a combined basis in order to provide comparative information with respect to prior periods. The Formation Transactions also included an asset acquisition of certain assets in Fund I and Fund III Parent. In accordance with ASC 805, Business Combinations, the assets acquired are recorded at fair value at the date of acquisition, September 24, 2013.

The Company’s financial position as of December 31, 2013 is presented on a consolidated basis. The effects of all intercompany transactions between the Company and its subsidiaries (Fund II, Fund III, and the Florida Sidecar) have been eliminated in consolidation.

Fourth Quarter 2013 Financial Results

During the fourth quarter of 2013, the Company originated $35.1 million of new investments (2 new companies and 4 existing). In addition, the Company received $2.0 million from investment exits, generating $89 thousand in realized losses, partially offset by $41 thousand in recognized gains from insurance proceeds from an investment exit in the third quarter of 2013.

Total investment income was $12.1 million for the fourth quarter of 2013, compared to $7.0 million for the same period in 2012. Net investment income for the three months ended December 31, 2013 was $6.1 million, compared to $3.9 million for the same period in 2012. Increases in total investment income and net investment income are attributed to growth in total investments, and $3.4 million of dividend income in 2013.

Total expenses for the quarter ended December 31, 2013 were $6.0 million, compared to $3.1 million for the comparable period in 2012. The increase is primarily attributed to an incentive fee of $1.5 million in 2013, along with certain allocated and direct expenses in the first full quarter of operations for the company, totaling $925 thousand.

Total realized gains (losses) totaled ($48 thousand) for the quarter ended December 31, 2013, compared to $1.1 million for the same period in 2012. The net change in unrealized appreciation for the fourth quarter of 2013 was $745 thousand, down from $13.7 million for the same period in 2012. The fourth quarter of 2012 included significant appreciation related to two equity investments.

Net increase in net assets resulting from operations was $6.8 million for the quarter ended December 31, 2013, compared to $18.7 million in the same period in 2012. On a per share basis, the net increase in net assets resulting from operations was $0.52 for the quarter ended December 31, 2013, and is not comparable to the same period in 2012.

Net assets at December 31, 2013 were $268.7 million, or $20.71 per share, compared to $20.79 per share at September 30, 2013. Comparisons to prior periods are not meaningful as a result of the Formation Transaction described in the Company’s Form 10-K be filed on March 11, 2014.

Full Year 2013 Financial Results

During 2013, the Company originated $110.9 million of new investments, compared to $56.5 million during 2012. In addition, the Company received $52.7 million from investment exits in 2013, and $23.7 million in the prior year. Net investments were $58.2 million in 2013, a 77.4% increase over the net investments of $32.8 million in 2012.

Total investment income was $35.4 million for the year ended December 31, 2013, compared to $24.9 million for the same period in 2012. Net investment income for the year ended December 31, 2013 was $19.5 million, compared to $12.9 million for the same period in 2012. Increases in total investment income and net investment income are attributed to growth in total investments as well as higher levels of dividend income in 2013 related to control investments.

Total expenses for the year ended December 31, 2013 were $15.9 million, $3.9 million higher than 2012. The increase is primarily related to incentive fees of $1.5 million in 2013, as well as certain allocated and direct costs incurred by the Company during its first full year of operations.

Total realized gains totaled $2.2 million for the year ended December 31, 2013, compared to $1.6 million for the same period in 2012. The net change in unrealized appreciation of investments was $7.2 million for 2013, down from $35.1 million in 2012. Significant equity appreciation related to two investments in 2012 accounted for the majority of the decrease.

Net increase in net assets resulting from operations was $28.9 million for the year ended December 31, 2013, compared to $49.6 million in the same period in 2012. On a per share basis, the net increase in net assets resulting from operations was $2.22 for the year ended December 31, 2013, and is not comparable to the same period in 2012.

Investment Portfolio

As of December 31, 2013, our portfolio consists of 41 companies with a fair market value of $364.7 million and a cost basis of $301.3 million. Senior debt investments represent 28.0% of the portfolio, senior subordinated debt investments represent 36.7% of the portfolio, and equity/warrant investments represent 35.3% of the portfolio. On a cost basis, equity investments comprise 20.31% of the portfolio.

We currently have four debt investments on non-accrual status. The combined fair market value of these debt investments at December 31, 2013 was $6.5 million, or 1.8% of the portfolio. The investments are being carried at approximately 62.7% of cost as of year-end. At December 31, 2012, we had one non-accrual investment with a fair market value of $5.1 million.

Liquidity and Capital Resources

At December 31, 2013, the Company had $101.6 million in cash and cash equivalents and SBA debentures outstanding totaling $202.2 million with an annual weighted average interest rate of 3.57%.

Subsequent Events

On January 2, 2014, the Company invested $8.3 million in Velum Global Credit Management LLC, in senior debt earning 15.0% annual cash interest.

On February 14, 2014, the Company invested $200 thousand in Precision Boilers Inc., in subordinated debt earning 14.0% PIK interest. Precision Boilers is an existing portfolio company.

On February 24, 2014 the Company refinanced its outstanding debt with Print Direction, Inc. All existing debt was paid off and the Company invested $14.0 million in a unitranche facility that will yield 15.0% annual cash interest.

On February 28, 2014, the Company repaid $10.0 million of SBA debentures bearing a weighted average interest rate of 4.57%. Of this amount, $2.0 million matured, and $8.0 million was repaid ahead of its September 1, 2014 maturity date.

Dividend and Distribution Information

As previously announced, on February 27, 2014, the Company’s board of directors declared a quarterly cash dividend of $0.47 per common share. The dividend will be paid on March 26, 2014 to shareholders of record as of March 14, 2014.

At the time of the IPO, Capitala adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash dividend, shareholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

Fourth Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday March 12, 2014. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.capitalagroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by smaller and lower middle-market companies. The Company is managed by Capitala Investment Advisors, LLC.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)

	December 31,	December 31,
	2013	2012

ASSETS
Investments, at fair value
Control investments (cost: $58,057 and $43,434, respectively)	$76,481	$68,353
Affiliate investments (cost: $159,104 and $122,655, respectively)	189,098	136,809
Non-control/non-affiliate investments (cost: $84,138 and $61,609, respectively)	99,140	78,769
Total investments, at fair value (cost: $301,299 and $227,698, respectively)	364,719	283,931
Cash and cash equivalents	101,622	30,467
Interest receivable	2,917	1,917
Deferred financing fees	4,871	4,583
Prepaid expenses and other assets	2,300	1,494
Total assets	$476,428	$322,392

LIABILITIES
SBA debentures	$202,200	$177,200
Accounts payable and other liabilities	5,558	2,759
Total liabilities	207,758	179,959
Net Assets	$268,670	$142,433

ANALYSIS OF NET ASSETS
General partner's capital	$-	$282
Limited partners' capital	-	77,358
Common stock, par value $.01 per share; 100,000,000 shares authorized,	130	-
12,974,420 shares outstanding at December 31, 2013
Additional paid-in-capital	188,408	-
Accumulated undistributed net investment income	16,760	8,560
Accumulated net realized gain (loss) from investments	(48)	-
Accumulated net unrealized appreciation on investments	63,420	56,233
Total net assets	$268,670	$142,433
Net asset value per common share	$20.71	N/A

Capitala Finance Corp.
Consolidated Statements of Operations (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Investment Income:	2013	2012	2013	2012
Interest and fee income
Control investments	$2,015	$807	$4,734	$3,338
Affiliate investments	4,007	3,180	12,688	11,683
Non-control/non-affiliate investments	1,945	1,833	8,355	6,742
Total interest and fee and dividend income	7,967	5,820	25,777	21,763
Dividend income:
Control investments	3,498	26	6,083	621
Affiliate investments	29	431	314	431
Non-control/non-affiliate investments	32	-	35	-
Total dividend income	3,559	457	6,432	1,052
Payment-in-kind income:
Control investments	234	477	925	1,072
Affiliate investments	202	156	471	532
Non-control/non-affiliate investments	44	42	175	185
Total payment-in-kind income	480	675	1,571	1,789
Interest on idle funds and other income	7	29	149	141
Other income	132	23	1,504	194
Total investment income	12,145	7,004	35,433	24,939

Expenses:
Interest expense	1,857	2,059	8,384	7,853
Management fees	2,071	1,051	5,064	4,043
Incentive fees	1,525	-	1,525	-
Other expenses	925	1	1,309	119
Total expenses before management fee waiver	6,378	3,111	16,282	12,015
Management fee waiver	(333)	-	(333)	-
Total expenses net of management fee waiver	6,045	3,111	15,949	12,015
Net investment income	6,100	3,893	19,484	12,924

Net realized and unrealized gains(losses) on investments:
Realized gain (loss) from non-control/non-affiliate investments	-	(348)	6,011	180
Realized gain (loss) from affiliate investments	41	1,410	(4,099)	1,410
Realized gain (loss) from control investments	(89)	-	275	-
Total realized gains from investments	(48)	1,062	2,187	1,590
Net change in unrealized appreciation of investments	745	13,741	7,187	35,056
Net gains on investments	697	14,803	9,374	36,646
Net increase in net assets resulting from operations	$6,797	$18,696	$28,858	$49,570

Per common share data:
Net investment income per share	$0.47	N/A	$1.50	N/A
Net increase in net assets resulting from operations per share	$0.52	N/A	$2.22	N/A
Dividends declared per share	$0.47	N/A	$0.47	N/A

Shares Outstanding at Period End	12,974,420	N/A	12,974,420	N/A